EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-67770, 333-86478, 333-101829, 333-113620, 333-141891 and 333-147829) and on Form S-8 (Nos. 333-71266, 333-84616, 333-125992, 333-133559 and 333-137021) of Kraft Foods Inc. of our report dated February 19, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for inventories and noncontrolling interests and the effects of changes in reportable segments, discussed in Notes 1, 2, 3, 5, 14, 15 and 17, which are as of October 28, 2009 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Chicago, Illinois

November 3, 2009

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